UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 13, 2006

EMPIRE RESOURCES, INC.

(Exact name of Registrant as specified in charter)

DELAWARE

(State or other jurisdiction of incorporation)

001-12127	22-3136782
(Commission file number)	(IRS employer identification no.)

ONE PARKER PLAZA

FORT LEE, NJ 07024

(Address of principal executive offices)

(201) 944-2200

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if changed since last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On June 13, 2006 Empire Resources, Inc. (the "Company") entered into an amended and restated credit agreement, dated as of June 13, 2006, (“the Credit Agreement”), with JPMorgan Chase Bank, N.A. (the "Bank"), as a lender and as agent for the lenders, and Rabobank International, New York branch, Citicorp USA, Inc., Brown Brothers Harriman & Co., and Fortis Capital Corp.

The Credit Agreement provides for a $150 million revolving line of credit, including a commitment to issue letters of credit and swing-line loan sub facility. The Credit Agreement provides that amounts under the facility may be borrowed and repaid, and re-borrowed, subject to a borrowing base test, until the maturity date of June 30, 2011. As of June 16, 2006 there were $85 million of borrowings outstanding under the Credit Agreement.

Amounts borrowed by the Company bear interest at the Company’s option of Eurodollar, money market or base rates plus an applicable margin. The applicable margin is determined by the leverage ratios of the Company. Borrowings under the Credit Agreement are collateralized by security interests in substantially all of the Company’s assets. The Credit Agreement contains financial and other covenants including but not limited to, covenants requiring maintenance of minimum tangible net worth and compliance with leverage ratios, as well as an ownership minimum and limitations on other indebtedness, liens, and investments and dispositions of assets.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 19, 2006	EMPIRE RESOURCES, INC.

By: /s/ Sandra Kahn

Sandra Kahn Chief Financial Officer

EXHIBIT INDEX

10.23 AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of June 13, 2006